As filed with the Securities and Exchange Commission on December 30, 2024

Registration No. 333-283495

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

____________________________

AMENDMENT NO. 2
TO
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________

LINKAGE GLOBAL INC
(Exact name of registrant as specified in its charter)

____________________________

Cayman Islands	5961	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2-23-3 Minami-Ikebukuro, Toshima-ku
Tokyo, Japan 171-0022
+03-5927-9261
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:

Henry Yin, Esq. Benjamin Yao, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central, Hong Kong SAR (852) 3923-1111	Joan S. Guilfoyle, Esq. Loeb & Loeb LLP 901 New York Avenue, NW Suite 300 West Washington, DC 20001 (202) 618-5000

____________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 to the Registration Statement on Form F-1 is being filed solely for the purpose of filing two additional exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.       Indemnification of Directors, Officers and Employees

The laws of the Cayman Islands do not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against actual fraud, wilful default, wilful neglect or the consequences of committing a crime. Our amended and restated articles of association provide that, to the extent permitted by law, we shall indemnify each of our existing or former directors (including any alternate directors), secretary and officers, and their personal representatives against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions, other than by reason of such person’s actual fraud, wilful default or wilful neglect, including without prejudice to the generality of the foregoing, all costs, expenses, losses, or liabilities incurred by such existing or former director (including any alternate directors), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning our Company or its affairs in any court or tribunal whether in the Cayman Islands or elsewhere. To the extent permitted by the Companies Act (Revised) of the Cayman Islands, we may make payments, or agree to make payment (whether by way of advance, loan or otherwise), for any legal costs incurred by our existing or former directors (including alternative directors), secretary and officers in respect of any matters identified above, on the condition that our directors and officers will repay us those legal costs (to the extent that it is ultimately found that we are not liable to indemnify the director or officer).

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.       Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company which were not registered under the Securities Act since the closing of the initial public offering. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act.

On September 18, 2024, the Company entered into a securities purchase agreement with certain institutional investors, pursuant to which, the Company issued to the investors (the “Note Investors”), (i) convertible promissory notes in the aggregate principal amount of US$10,830,000, bearing interest at a rate of 8% per annum and having a term of one year from issuance date, issued with an aggregate original issue discount of US$800,000, and (ii) 9,300,000 Class A Ordinary Shares of the Company in aggregate at the purchase price equal to par value of US$0.00025 per share, which is for pre-delivery and subject to the Company’s repurchase right upon repayment of the notes. In addition, pursuant to the securities purchase agreement, the Company (i) granted the Note Investors the right to participate up to thirty percent (30%) in future equity or equity-linked financing during the period beginning on the closing date and ending twelve (12) months after the date that the notes are repaid, and (ii) granted the Note Investors the right to reinvest up to US$10,000,000 on the same terms and conditions under the securities purchase agreement, the notes and other transaction documents. The Company has the option to prepay the notes with payment of an amount equal to 120% of the outstanding balance amount. In the event that the Company receives a delisting notice from the Nasdaq Stock Market LLC, the Note Investors have rights to request redemption of the notes by the Company. In the event that the Company has redeemed an amount equal to half of original principal amount in cash, any subsequent redemption in cash is subject to a twenty-five percent (25%) premium. The securities purchase agreement and the notes contain certain other representations and warranties, covenants and events of default customary for similar transactions. Concurrently with the entry into the securities purchase agreement, the Company entered into a registration rights agreement with the Note Investors, pursuant to which the Company agreed to register the resale of the Class A Ordinary Shares issued or issuable under the securities purchase agreement or the notes on a registration statement with the SEC. On October 16, 2024, the Company completed its issuance and sale of the note and issuance of Class A Ordinary Shares pursuant to the securities purchase agreement. The issuance of the note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The gross proceeds from the sale of the notes were $10,830,000, prior to deducting transaction fees and estimated expenses. The Company intended to use the proceeds for working capital and general corporate purposes.

On November 8, 2024, the Company issued to Mr. Zhihua Wu 5,000,000 Class B Ordinary Shares of the Company at the purchase price equal to par value of US$0.00025 per share. The issuance of Class B Ordinary Shares was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

On December 18, 2024, the Company and the Note Investors entered into an amendment to Securities Purchase Agreement, pursuant to which, (i) the parties mutually agreed to add a conversion floor price of $0.24 per share to the convertible promissory notes, and (ii) the parties mutually agreed to add the maximum number of the conversion shares that each Note Investor may receive and the Company shall issue under the securities purchase agreement and applicable convertible promissory notes.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 8. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1**	Amended and Restated Memorandum and Articles of Association of Registrant
4.1**	Specimen Certificate for Class A Ordinary Shares
5.1**	Opinion of Ogier (Cayman) LLP regarding the validity of the Class A Ordinary Shares being registered
8.1**	Opinion of AllBright Law Offices (Fuzhou) with respect to certain PRC tax matters (included in Exhibit 99.3)
8.2**	Opinion of Bird & Bird with respect to certain Hong Kong tax matters (included in Exhibit 99.4)
8.3**	Opinion of City-Yuwa Partners with respect to certain Japanese tax matters (included in Exhibit 99.5)
10.1

Form of Employment Agreement by and between executive officers and the Registrant (incorporated by reference to Exhibit 10.1 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)

10.2

Form of Indemnification Agreement with the Registrant’s directors and officers (incorporated by reference to Exhibit 10.2 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)

10.3

Form of Director Offer Letter between the Registrant and its directors (incorporated by reference to Exhibit 10.3 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)

10.4

English Translation of the Exclusive Licensing Agreement between Xiaoyu Qi and Chuancheng Digital, dated June 15, 2021 (incorporated by reference to Exhibit 10.5 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)

10.5

English Translation of the Exclusive Licensing Agreement between Xiaoyu Qi and Chuancheng Digital, dated April 6, 2022 (incorporated by reference to Exhibit 10.6 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)

10.6

English Translation of the Exclusive Licensing Agreement between Xiaoyu Qi and Chuancheng Digital, dated June 14, 2022 (incorporated by reference to Exhibit 10.7 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)

10.7

English Translation of Strategic Cooperation Agreement between Chuancheng Digital and Shenzhen Luoxi Technology Co., Ltd., dated January 16, 2023 (incorporated by reference to Exhibit 10.9 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)

Exhibit No.	Description
10.8

English Translation of Strategic Cooperation Agreement between Chuancheng Digital and Shenzhen Huajue Communication Co., Ltd., dated May 16, 2022 (incorporated by reference to Exhibit 10.10 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)

10.9

English Translation of Strategic Cooperation Agreement between Chuancheng Digital and Shenzhen Weiermei Intelligent Technology Co., Ltd., dated November 3, 2022 (incorporated by reference to Exhibit 10.11 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)

10.10

English Translation of Advertisement Publishing Agreement among HQT NETWORK, Chuancheng Digital, and Huntmobi Holdings Limited, dated January 2, 2023 (incorporated by reference to Exhibit 10.12 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)

10.11

China Partner Capability Fund Program Agreement between Google Asia Pacific Pte. Ltd. and HQT NETWORK, dated January 18, 2024 (incorporated by reference to Exhibit 4.12 of our report on Form 20-F (File No. 001-41887) filed with the SEC on April 12, 2024)

10.12*	Securities Purchase Agreement Dated September 18, 2024
10.13*	Amendment to Securities Purchase Agreement Dated December 18, 2024
21.1

List of subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)

23.1**	Letter from TPS Thayer, LLC, Independent Registered Public Accounting Firm
23.2**	Consent of AllBright Law Offices (Fuzhou) (included in Exhibit 99.3)
23.3**	Consent of Bird & Bird (included in Exhibit 99.4)
23.4**	Consent of City-Yuwa Partners (included in Exhibit 99.5)
97.1	Compensation Recovery Policy (incorporated by reference to Exhibit 97.1 of our report on Form 20-F (File No. 001-41887) filed with the SEC on April 12, 2024)
99.1

Form of Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 99.1 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)

99.2	Insider Trading Policy (incorporated by reference to Exhibit 2.3 of our report on Form 20-F (File No. 001-41887) filed with the SEC on April 12, 2024)
99.3**	Opinion of AllRight regarding certain PRC law matters
99.4**	Opinion of Bird & Bird with respect to certain Hong Kong law matters
99.5**	Opinion of City-Yuwa Partners with respect to certain Japanese law matters
24.1**	Power of Attorney (included on signature page)
101.INS**	Inline XBRL Instance Document — this instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document
101.SCH**	Inline XBRL Taxonomy Extension Schema Document
101.CAL**	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE**	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104**	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107**	Filing Fee Table

____________

*        Filed herewith.

**      Previously filed

Item 9.       Undertakings

(a)     The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)    That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)    That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on December 30, 2024.

LINKAGE GLOBAL INC
By:	/s/ Zhihua Wu
Chief Executive Officer

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Zhihua Wu	Chief Executive Officer and Director,	December 30, 2024
Name: Zhihua Wu	(Principal Executive Officer)
*/s/ Ryo Fuyunishki	Director	December 30, 2024
Name: Ryo Fuyunishki
*/s/ Tay Sheve Li	Director	December 30, 2024
Name: Tay Sheve Li
*/s/ Zhiyong Wu	Director	December 30, 2024
Name: Zhiyong Wu
*/s/ Hui Li	Director	December 30, 2024
Name: Hui Li
/s/ Hanson Ji	Chief Financial Officer	December 30, 2024
Name: Hanson Ji
*By:	/s/ Zhihua Wu
Zihua Wu
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Linkage Global Inc, has signed this registration statement in New York, NY on December 30, 2024.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.